Exhibit 99.A.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “WEISS STRATEGIC INTERVAL FUND”, FILED IN THIS OFFICE ON THE FIFTH DAY OF SEPTEMBER., A.D. 2017, AT 4:02 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6533643 8100 SR# 20176019999	Authentication: 203175455 Date: 09-06-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:02 PM 09/05/2017
FILED 04:02 PM 09/05/2017
SR 20176019999 - File Number 6533643

CERTIFICATE OF TRUST

WEISS STRATEGIC INTERVAL FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST:	The name of the trust is Weiss Strategic Interval Fund.

SECOND:	The name and address of the Registered Agent in the State of Delaware is:

Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
New Castle County

THIRD:	The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

FIFTH:	The business of the Trust will be managed in accordance with the Trust’s Declaration of Trust as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 31st day of August, 2017.

By:	/s/ Jay Tucker
	Name:	Jay Tucker
	Title:	Sole Initial Trustee